Exhibit 10.6

SEPARATION AGREEMENT

AND GENERAL RELEASE

1.0	PARTIES: The parties to this Separation Agreement and General Release (“Agreement”) are Dr. Philip A. Dur (“Dr. Dur”) and NORTHROP GRUMMAN CORPORATION (“Northrop Grumman” or “the Company”).

2.0	RECITALS: This Agreement is made regarding the following facts:

2.1	Dr. Dur is currently an elected officer of the Company. From October 1, 2001 through July 1, 2005 he served as President of the Company’s Ships Systems sector, which is engaged in the design, manufacture, modification, maintenance and overhaul of ships and components thereof to the U.S. Government.

2.2	Dr. Dur and the Company have concluded that it is in their mutual best interests for Dr. Dur to retire from the Company no later than December 31, 2005.

2.3	The Company has concluded that it is in its best interests to offer Dr. Dur the severance benefits set forth in this Agreement in recognition of his contributions to the Company.

2.4	Dr. Dur wishes to accept the Company’s offer, and to enter into this Agreement.

3.0	CONSIDERATION: In exchange for Dr. Dur’s promise to abide by all of the terms of this Agreement, the Company agrees to provide the following consideration:

3.1	Lump-sum Cash Severance. The Company agrees to pay Dr. Dur the sum of $2,900,000, less applicable withholding. This amount will be paid to Dr. Dur in a single lump sum payment within thirty (30) calendar days of the later of the following two events: (a) the expiration of the revocation period set forth in Section 14 of this Agreement, or (b) the date Dr. Dur’s employment with the Company ends (“Separation Date”).

3.2	Continued Vesting in RPSRs: Following his Separation Date, Dr. Dur shall continue to vest in all Restricted Performance Stock Rights (“RPSRs”) granted to him, as if he were actively employed. Such RPSR grants shall be valued and paid to Dr. Dur at the conclusion of the Performance Periods specified therein, at the same time that RPSR grants to other employees which have the same Performance Periods are valued and paid.

3.3	Continued Vesting in Stock Options: Following his Separation Date, Dr. Dur shall continue to vest in all unvested stock options previously granted to him as if he were actively employed. Notwithstanding the provision in the stock option grant certificates which provides that options must be exercised within 90 days following termination of employment (except for certain retirement provisions not applicable here), Dr. Dur shall have five years from his Separation Date to exercise all of his stock options, but in no event shall Dr. Dur be able to exercise an option after the Expiration Date set forth therein.

3.4	Bonus for 2005. Dr. Dur will be paid a bonus for the 2005 performance year pursuant to the terms of the Performance Achievement Plan, in addition to the lump-sum cash severance payment described in Section 3.1. This bonus will be paid when the annual bonuses are paid to active employees in February or March of 2006. The amount of the bonus will be based on the Corporate Unit Performance Factor (“UPF”) with an Individual Performance Factor (“IPF”) determined by the Company’s Chief Executive Officer.

3.5	Medical and Dental Coverage Continuation. Dr. Dur may elect to continue his medical and dental coverage in effect as of the Separation Date for three years, provided he pays his portion of the cost of such coverage with after-tax dollars. The Company will continue to pay its portion of the cost of Dr. Dur’s medical and dental benefits for the three year period. If rates for active employees increase during this continuation period, Dr. Dur’s contribution will increase proportionately. Also, if medical and dental benefits are modified or terminated for elected officers during this continuation period, Dr. Dur’s benefits shall be subject to this modification or termination. Following the end of this three year period, Dr. Dur shall have the option of continuing his medical and dental coverage until July 1, 2009, but only if he provides reasonable advance notice to the Company of his intent to so, and only if he timely pays the full COBRA rate for such coverage.

3.6	Other Fringe Benefits. Pursuant to the terms of the Executive Perquisite Program for elected officers, Dr. Dur is currently entitled to certain perquisites, including an automobile allowance and reimbursement for certain tax preparation and financial planning fees. All such perquisites shall cease as of Dr. Dur’s Separation Date. However, the Company shall make cash payments to Dr. Dur of (i) $45,000, representing the value of three years of the automobile allowance, and (ii) $27,000, representing the value of three years of the tax preparation/financial planning perquisites. These cash payments shall be made at the same time as the payment set forth in Section 3.1 of this Agreement.

3.7	Outplacement. Dr. Dur will be eligible to be reimbursed for the cost of outplacement services during the one year period following his Separation Date; provided, however that the total cost reimbursed shall be no greater than $50,000.

3.8	Not Pension Eligible Compensation. None of the consideration or payments made pursuant to this Agreement shall be eligible as compensation under any Company retirement, pension or benefit plan.

4.0	SEPARATION FROM EMPLOYMENT: Dr. Dur agrees to retire from the Company effective December 31, 2005. In the event Dr. Dur’s services are no longer needed prior to December 31, 2005, the Company may elect to request that Dr. Dur retire on a date earlier than December 31, 2005. In that event, Dr. Dur shall retire on the date requested by the Company, and the Company shall pay Dr. Dur, in a lump sum, the base salary he would have earned had he worked through December 31 (less applicable withholding), with this payment to be made at the same time as the payment set forth in Section 3.1. The date Dr. Dur retires in accordance with this Section 4.0 shall be his Separation Date. Dr. Dur will remain entitled to the bonus described in Section 3.4, regardless of whether the Company elects to request his retirement before December 31, 2005,

5.0	COMPLETE RELEASE: In exchange for the consideration described in Section 3, Dr. Dur RELEASES and PROMISES NOT TO SUE the Company. For purposes of this Release, the term “Company” includes not only Northrop Grumman Corporation, but also any parents, subsidiaries, affiliates, predecessors, successors, assigns, related companies or entities, its or their employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past or present officers, directors, partners, insurers, agents, representatives, attorneys, accountants, actuaries and employees. For purposes of this Release, the term “Dr. Dur” includes not only Dr. Dur himself, but also his heirs, spouses or former spouses, executors, administrators, agents, attorneys, representatives or assigns. This Release extinguishes all of Dr. Dur’ claims, demands or causes of action, known or unknown, against the Company, based on anything occurring on or before the date Dr. Dur signs this Agreement.

5.1	This Release includes, but is not limited to, claims relating to Dr. Dur’s employment and the ending of that employment, any rights of continued employment, reinstatement or reemployment by the Company, claims relating to or arising under Company dispute resolution procedures, claims for any costs or attorneys’ fees incurred by Dr. Dur, and any claims for severance benefits under any contract, plan or policy.

5.2

This Release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the False Claims Act, the Family and Medical Leave Act, Executive Order No. 11246, the Civil Rights Act of 1991, and 42 U.S.C.

§ 1981. It also includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, religion, sex or national origin, and retaliation; the Americans with Disabilities Act, which prohibits discrimination in employment based on disability, and retaliation; and any other federal, state or local laws or regulations prohibiting employment discrimination or retaliation, whether such claim be based upon an action filed by Dr. Dur or by any governmental agency.

5.3	This Release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under or in relation to the Company’s personnel policies or employee handbooks, or any oral or written representations or statements made by officers, directors, lawyers, employees or agents of the Company, past and present, or under any state or federal law regulating wages, hours, compensation or employment, or any claim for retaliation, wrongful discharge, breach of contract (including any employment agreement), breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, or defamation.

5.4	Dr. Dur agrees that his Release includes claims which he did not know of or suspect to exist at the time he signed this Agreement, and that the Release extinguishes all known and unknown claims.

5.5	However, this Release does not include any rights Dr. Dur may have: (1) to test the knowing and voluntary nature of the Agreement under the Older Workers Benefit Protection Act or (2) to workers’ compensation benefits; or (3) to earned, banked or accrued but unused vacation pay; (4) to vested benefits under any pension or savings plan; (5) to continued benefits in accordance with COBRA; or (6) to unemployment insurance.

6.0	ARBITRATION: If either the Company or Dr. Dur decides to sue the other over the enforceability of this Agreement, or for violating this Agreement, all such claims will be determined through final and binding arbitration, rather than through litigation in court. The arbitration will take place in the State of Mississippi, using the rules of the American Arbitration Association. If the Company or Dr. Dur wants immediate relief, before the arbitration is finished, then either party may go to a court with jurisdiction over the dispute, and ask the court for provisional injunctive or other equitable relief until the arbitrator has issued an award or the dispute otherwise resolved. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company and Dr. Dur agree that the prevailing party in the arbitration shall be entitled to receive from the losing party reasonably incurred attorney’s fees and costs incurred in enforcing this Agreement, except in any challenge by Dr. Dur to the validity of this Agreement under the Age Discrimination in Employment Act and/or Older Workers Benefit Protection Act.

7.0	COVENANT NOT TO COMPETE: For a period of two years following his Separation Date, Dr. Dur agrees that he shall not engage in any business, directly or indirectly, either as a proprietor, stockholder (other than as a holder of less than 5% of any class of the securities of a corporation registered under the Securities Exchange Act of 1934, as amended), partner, officer, employee, consultant or otherwise, and shall not provide his services in any way, to any business in the continental United States, which competes with the Company’s Ships Business (as hereinafter defined). The Company’s “Ships Business” means any business engaged in the design, manufacture, modification, maintenance or overhaul of ships or components thereof for the U. S. Government.

8.0	NON-INTERFERENCE: For a period of one year following his Separation Date, Dr. Dur agrees that he will not (i) communicate or have contact with the Company’s employees, suppliers, or customers, where such communication may interfere with or otherwise disrupt the Company’s operations or its employment or business relations with such persons, or (ii) solicit or offer to hire any person employed by the Company, or who was so employed within six months of the Separation Date.

9.0	NON-DISPARAGEMENT: Dr. Dur agrees that, following his Separation Date, he shall not issue or communicate any statement that may be critical or disparaging of the Company, its products, services, officers, directors of employees; provided, however, that the foregoing shall not apply to truthful statements made in compliance with legal process or governmental inquiry.

10.0	RETURN OF COMPANY PROPERTY: Dr. Dur agrees to return any and all Company property and equipment he may have in his possession no later than the Separation Date, except to the extent this Agreement explicitly provides to the contrary.

11.0	FULL DISCLOSURE: Dr. Dur acknowledges that he is not aware of, or has fully disclosed to the Company any matters for which he was responsible or came to his attention as an employee, which might give rise to any claim or cause of action against the Company, or the Company’s subsidiaries, affiliates, successors, predecessors, assigns, officers, directors, employees and/or agents. Dr. Dur has reported to the Company all work-related injuries, if any, that he has suffered or sustained during his employment with the Company.

12.0	WITHHOLDING OF TAXES: The Company shall be entitled to withhold from any amounts payable or pursuant to this Agreement all taxes as legally shall be required (including, without limitation, United States federal taxes, and any other state, city or local taxes).

13.0	PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT; ADVICE OF COUNSEL: Dr. Dur agrees and understands that he has been given a period of twenty-one calendar days from his receipt of this Agreement to review and consider this Agreement before signing it. Dr. Dur further understands that he may use as much of this review period as he wishes prior to signing; he can sign this Agreement at any time prior to the expiration of the twenty-one calendar day period. Dr. Dur is advised and encouraged to consult with his own legal counsel prior to signing this Agreement.

14.0	RIGHT TO REVOKE AGREEMENT: Dr. Dur may revoke this Agreement within seven (7) calendar days of signing it. Revocation can be made by delivering a written notice of revocation to Mr. J. Michael Hateley, Corporate Vice President and Chief Human Resources and Administrative Officer, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067. For this revocation to be effective, written notice must be received by Mr. Hateley no later than 5:00 p.m. PDT on the seventh (7th) calendar day after Dr. Dur signs this Agreement. If Dr. Dur revokes this Agreement, it shall not be effective or enforceable, and Dr. Dur will not receive the benefits described in Section 3 of this Agreement.

15.0	NON-ADMISSION OF LIABILITY: Nothing contained herein shall be construed as an admission by either Dr. Dur or by the Company of liability of any kind.

16.0	COOPERATION: Dr. Dur agrees that, for at least two years following his separation from Northrop Grumman, he will reasonably cooperate with Northrop Grumman requests for assistance in connection with serving as a witness or providing information as to matters connected with his prior employment with Northrop Grumman. The Company will pay any actual and reasonable travel expenses incurred by Dr. Dur in providing such cooperation consistent with its policy for reimbursing such expenses for actively employed officers of the Company.

17.0	BENEFITS ELIGIBILITY: Nothing in this Agreement alters the eligibility rules of any benefit plan in which Dr. Dur participates.

18.0	SEVERABILITY: The provisions of this Agreement are severable, and if any part of it is found to be illegal or invalid and thereby unenforceable, the validity of the remaining parts, terms or provisions shall not be affected and shall remain fully enforceable. The unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

19.0	SOLE AND ENTIRE AGREEMENT: This Agreement sets forth the entire agreement between the Company and Dr. Dur, and fully supersedes any and all discussions, prior agreements or understandings between the parties pertaining to the subject matter of this Agreement; provided however, that any agreements between the Company and Dr. Dur relating to protection of Company trade secrets or intellectual property shall not be superseded by this Agreement.

20.0	MODIFICATION: Once this Agreement takes effect, it may not be cancelled or changed, unless done so in a document signed by both Dr. Dur and an authorized Company representative.

21.0	GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the law of the State of Mississippi without regard to rules regarding conflicts of law.

22.0 ADVICE OF COUNSEL; VOLUNTARY AGREEMENT:

DR. DUR ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, CONFER WITH COUNSEL, AND CONSIDER ALL OF THE PROVISIONS OF THIS AGREEMENT

BEFORE SIGNING IT. HE FURTHER AGREES THAT HE HAS READ THIS AGREEMENT CAREFULLY, THAT HE UNDERSTANDS IT, AND THAT HE IS VOLUNTARILY ENTERING INTO IT. DR. DUR UNDERSTANDS AND ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS HIS RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED:	JULY 26, 2005	By:	/S/ PHILIP A. DUR
PHILIP A. DUR

DATED:	JULY 26, 2005	By:	/S/ J. MICHAEL HATELEY
NORTHROP GRUMMAN CORPORATION J. MICHAEL HATELEY CORPORATE VICE PRESIDENT AND CHIEF HUMAN RESOURCES AND ADMINISTRATIVE OFFICER

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